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                                                                 Exhibit 12.1

                        BURNHAM PACIFIC PROPERTIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)

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


                                                                YEAR ENDED                        THREE MONTHS
                                                               DECEMBER 31,                           ENDED
                                                1992     1993     1994        1995       1996    MARCH 31, 1997

EARNINGS (LOSS) BEFORE FIXED CHARGES:
 INCOME (LOSS) FROM OPERATIONS               $ 1,058   $ 9,846   $13,164   $(14,951)   $ 9,892       $1,632
 INTEREST EXPENSE                             11,208    10,483    11,582     11,960     10,744        3,331


EARNINGS (LOSS) BEFORE FIXED CHARGES         $12,266   $20,329   $24,746   $ (2,991)   $20,636       $4,963

FIXED CHARGES:


 INTEREST EXPENSE                             11,208    10,483    11,582     11,960     10,744        3,331
 INTEREST CAPITALIZED                                                 55         97      1,635          693

FIXED CHARGES                                 11,208    10,483    11,637     12,057     12,379        4,024


RATIO OF EARNINGS (LOSS) TO FIXED
 CHARGES                                        1.09      1.94      2.13         --       1.67         1.23


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